AGREEMENT

This Agreement is by and between Car Clinic Productions, Inc., a Florida corporation, (hereinafter referred to as "Car Clinic"), whose principal address is 5675 N. Davis Highway, Pensacola, FL 32503, and Business Talk Radio Network, a Connecticut corporation, (hereinafter referred to as BTRN), whose principal address is 401 Shippan Avenue, Stamford, CT 06902.

Whereas, CCP wishes to have its programs described in 1a and 1b herein broadcast on BTRN affiliate stations, and

Whereas, BTRN wishes to broadcast these programs on its affiliate stations,

The parties mutually agree as follows:

1. CAR CLINIC PROGRAMS:

a. Bobby Likis Car Clinic (2 hours; Saturdays, 10a-12n ET; car talk format), hereinafter referred to as "BLCC"
b. Car Clinic Minute (:60 vignette with :30 national sponsor spot, for a total of :90; aired 6a-8p ET; national spot played once, can be replaced with local affiliate spots at no charge), hereinafter referred to as "CCM"

2. PERFORMANCE & FEES:

a. BTRN:

1) Will air BLCC, 2 hours live on Saturdays, 10a-12n ET with all national spots in tact, according to the BLCC established clock. Initial airing is scheduled for Saturday, April 21, 2007.

a) May re-air BLCC in other time slots after the live broadcast from 10a-12n ET each Saturday.

2) Will air CCM on 225 stations between 6a-8p ET weekdays with national spot in tact at least one time. Initial airing is scheduled for April 23, 2007.

a) May reair CCM in other time slots after CCM is played once with national spot during 6a-8p ET.

3) Will make on-going efforts to increase the number of affiliates airing both programs.

(4) Will provide BLCC with an initial affidavit of station(s) airing BLCC on April 21, 2007 and then additional affidavits by the third day of the month for all stations cleared the previous month. Such affidavits will serve as triggers for BLCC compensation on the tenth day of the month to BTRN as specified in Section 2b(2) herein.

5) Will provide CCP with (an) affiliate list(s) of both programs upon request of such list(s) in a reasonable timeframe.

6) Will create a link to Car Clinic's website on BTRN's site.

relates to FCC rules and regulations, and community standards. Notwithstanding, if a disagreement arises concerning content and such disagreement cannot be resolved to mutual satisfaction, RS has the right to give thirty (30) days notice for cancellation of the contract; in such instance, no further monies will be due BTRN at the end of that thirty day period except that any fees due up until that date will still be paid by RS and the deposit paid by RS will be forfeited if the full term of the contract is not fulfilled.

4. **Responsibilities of RS.** RS is responsible to provide production functions up to the point of delivering the programming product to BTRN's production facility as reasonably directed by BTRN, including providing and maintaining necessary equipment, telephone lines, and the like, necessary for physical delivery of the programming product electronically or otherwise for broadcast Sunday from 9 P.M. to 10 P.M. Eastern Standard Time. RS agrees to promote the BTRN website at least once per hour.

5. **Fees.** RS shall be entitled to sell 4 national minutes in each hour of broadcast. If for any reason RS or BTRN need to share a national avail, revenues for this unit will be split 50/50 between host and network. RS shall make payment monthly based on $500 per week, due by the 1st day of each month as long as RS continues to air "TSC" on WGCH Radio during the term of this contract, which will be at a rate of $300 per week (total weekly rate is $800 per week). RS reserves the right to change to another time slot if available based on the network's schedule. It is agreed that the fee for this new time may be different than contracted for. A deposit equivalent to four weeks of fees will be paid to BTRN upon execution of this agreement. In the event RS breaches this contract and, fails to complete the first twelve (12) months of the contract, or is cancelled by the network due to non-payment of fees, the deposit will be forfeited. If any payment is not received by the 7th day of the month, BTRN shall have the right to cease broadcast of the product, declare a breach of this agreement. Retention by BTRN of the deposit shall constitute liquididated damages on breach by RS of this agreement and BTRN may not bring action against RS for other damages.

6. **Discounts.** RS shall be entitled to a 5% discount on the fees due hereunder if payment of 50% or more of the annual fees is made on or before due date. In such event a recalculated payment schedule will be executed by the parties and added as an addendum hereto.

7. **Limited License.** During the term of this agreement, RS grants to BTRN a limited license to use RS's name and mark including any proprietary identification of RS, its host or participants in the production product for use on its website and in promotional materials for the purpose of marketing the product or in connection with any other BTRN programming. This limited license shall extend to BTRN's affiliates with any other BTRN programming, with prior approval by RS which shall not be unreasonably withheld. RS owns all radio content of TCS disseminated by BTRN hereunder.

8. **Specific Performance.** The parties recognize that any failure of RS to deliver the programming product to BTRN or any other breach of this Agreement by RS shall cause BTRN irreparable injury that cannot be properly addressed by monetary damages. Therefore the parties agree that in the event of a breach of this Agreement by RS, BTRN shall have the right to apply to any court of competent jurisdiction for injunctive relief and shall be entitled to specific performance of this Agreement.

9. **Indemnification.** RS and BTRN shall indemnify and hold harmless each other, its affiliates, agents, heirs and assigns, from and against any claims, losses, costs, damages and expenses of any nature other than consequential damages resulting from or arising in connection with any delinquent, reckless, intentional or malicious acts in the performance of the programming product under this agreement.

10. **Delivery Responsibility.** After receipt from RS, BTRN shall be responsible, at its costs and expense, for delivery via satellite of the programming product to BTRN's affiliates.

11. **Affiliations.** BTRN may offer the programming product to radio stations licensed to broadcast in other metropolitan areas or communities. BTRN will assure that its affiliated stations agree to broadcast the programming product in its entirety, without editing, delaying, adding or subtracting to the program without prior approval. All affiliates will